Exhibit 10.01

VALERO ENERGY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE JULY 1, 2023)

VALERO ENERGY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

i

ARTICLE III	VESTING	6
ARTICLE IV	RETIREMENT BENEFIT	6
4.1	Calculation of Retirement Benefit	6
4.2	Form and Time of Payment	7
4.3	Modification of Pension	7
4.4	Delay of Certain Payments	7
4.5	Application of Code Section 409A Transition Relief Provisions	7
ARTICLE V	DEATH BENEFITS	8
5.1	Death Benefit Prior to Retirement	8
5.2	Death Benefit Following Retirement But Prior to Benefit Payment	8
ARTICLE VI	ARTICLE VI PROVISIONS RELATING TO ALL BENEFITS	8
6.1	Effect of This Article	8
6.2	No Duplication of Benefits	8
6.3	Forfeiture Upon Termination for Cause	8
6.4	Forfeiture for Competition	8
6.5	Expenses Incurred in Enforcing the Plan	9
6.6	No Restrictions on any Portion of Benefits Determined to be Excess Parachute Payments	9
ARTICLE VII	ADMINISTRATION	9
7.1	Committee Appointment	9
7.2	Committee Organization and Voting	9
7.3	Powers of the Committee	9
7.4	Committee Discretion	10
7.5	Reliance Upon Information	10
7.6	Approval of Benefit Modifications	10
ARTICLE VIII	ADOPTION BY SUBSIDIARIES	10
8.1	Procedure for and Status After Adoption	10
8.2	Termination of Participation By Adopting Subsidiary	11
8.3	Spinoff Plan	11
ARTICLE IX	AMENDMENT AND/OR TERMINATION	11
9.1	Amendment or Termination of the Plan	11
9.2	No Retroactive Effect on Annual Benefits	11
9.3	Effect of Termination	11
9.4	Effect of Change in Control	11
ARTICLE X	FUNDING	12
10.1	Payments from Trust	12
10.2	Plan May Be Funded Through Life Insurance	12
10.3	Rabbi Trust	12
10.4	Ownership of Assets; Release	12
10.5	Reversion of Excess Assets	13
10.6	Repurchase of Valero Stock	13
10.7	Participants Must Rely Only on General Credit of the Companies	13
ARTICLE XI	MISCELLANEOUS	14
11.1	Responsibility for Distributions and Withholding of Taxes	14
11.2	Limitation of Rights	14
ii

11.3	Arbitration of Disputes.	14
11.4	Distributions to Incompetents	16
11.5	Nonalienation of Benefits	16
11.6	Severability	16
11.7	Notice	16
11.8	Gender and Number	17
11.9	Administration and Interpretation Consistent with Code Section 409A	17
11.10	Governing Law	17
11.11	Effective Date	17

iii

VALERO ENERGY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, Valero Energy Corporation (the “Company”) originally established the Valero Energy Corporation Supplemental Executive Retirement Plan (the “Plan”), effective January 1, 1983, to provide certain highly compensated, management personnel with a supplement to their benefits under the Valero Pension Plan so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance; and
WHEREAS, the Plan was subsequently amended and restated, effective January 1, 2008, to reflect the spinoff of liabilities relating to eligible Employees of NuStar Energy, LLC (formerly Valero GP, LLC) into a separate plan effective as of July 1, 2006, and to make certain other changes consistent with Section 409A of the Code; and
WHEREAS, the Plan was further amended, effective as of July 1, 2013, to specifically refer to the Cash Balance Provision of the Valero Pension Plan; and
WHEREAS, the Plan was further amended, effective as of January 1, 2018, to: (i) expand the category of beneficiaries who may be eligible to receive death benefits under the Plan, and provide for the designation of a beneficiary in the event of the death of a Participant following the Participant’s Retirement but prior to payment of the Participant’s benefit; (ii) eliminate the mandatory funding of the Trust; and (iii) make certain additional clarifying changes; and
WHEREAS, the Plan was further amended, effective as of January 1, 2021, to provide for the division of benefits upon receipt of a Qualified Domestic Relations Order; and
WHEREAS, pursuant to Section 9.1, the Committee may amend the Plan at any time by an instrument in writing; and
WHEREAS, the Committee has determined that the Plan should be amended and restated, effective July 1, 2023, to incorporate the three existing amendments and to change the interest rate assumptions used to calculate single lump sum payments of retirement benefits.
NOW, THEREFORE, the Company amends and restates the Plan as follows:
ARTICLE I

DEFINITIONS

All defined terms used in the Valero Pension Plan shall have the same meaning for this Plan, except as otherwise set forth below.
1.1Accrued Benefit. “Accrued Benefit” means, as of any given date of determination, the Retirement benefit calculated under Section 4.1 with Final Average Compensation, but with the offsets for benefits provided by the Valero Pension Plan and Credited Service determined as of that date.
1.2Actuarial Equivalent or Actuarially Equivalent Basis. “Actuarial Equivalent” or “Actuarially Equivalent Basis” means an equality in value of the aggregate amounts expected to be received under different forms of payment based on the same mortality and interest rate assumptions. For this purpose, the mortality and interest rate assumptions used in computing benefits under the Valero

Pension Plan will be used (as modified by Section 4.1 with respect to a Participant’s Retirement on or after July 1, 2023). If there is no Valero Pension Plan or successor qualified defined benefit plan, then the actuarial assumptions to be used will be those actuarial assumptions deemed appropriate by the actuarial firm, which last served as independent actuary for the Valero Pension Plan prior to its termination or merger had the Valero Pension Plan remained in existence with its last participant census.
1.3Beneficiary.    “Beneficiary” means the Beneficiary of a Participant entitled to receive death benefits under the Valero Pension Plan.
1.4Board of Directors. “Board of Directors” means the Board of Directors of Valero.
1.5Change in Control. “Change in Control” means the occurrence of one or more of the following events:
(a)Change in Ownership of Valero. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code § 409A), of ownership of stock of Valero that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Valero.
(b)Change in Effective Control of Valero. Either of the following:
(i)The acquisition, during any 12-month period, by any one person, or more than one person acting as a group (within the meaning of Code § 409A), of stock of Valero comprising thirty percent (30%) or more of the total voting power of the stock of Valero; or
(ii)The replacement, during any 12-month period, of a majority of the members of the Board of Directors with directors whose appointment or election is not endorsed by the majority of the members of the Board of Directors before the date of such appointment or election.
(c)Change in Ownership of a Substantial Portion of Valero’s Assets. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code § 409A), during the 12 month period ending on the date of the most recent acquisition by such person or persons, of assets of Valero that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Valero immediately before such acquisition or acquisitions. For purposes of this provision, “gross fair market value” means the value of the assets of Valero, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The provisions of this Plan relating to a Change in Control shall be interpreted and administered in a manner consistent with Code section 409A.

1.6Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.7Company. “Company” means Valero and any Subsidiary adopting the Plan.
1.8Committee. “Committee” means the Human Resources and Compensation Committee of the Board of Directors.

1.9Covered Compensation. “Covered Compensation” means the average (without indexing) of the Taxable Wage Base for the 35 calendar years ending with the calendar year in which a Participant attains social security retirement age (as defined in Section 415(b)(8) of the Code). A 35-year period shall be used for all Participants regardless of the year of birth of such Participant. In determining a Participant’s Covered Compensation prior to the Participant attaining social security retirement age, it shall be assumed that the Taxable Wage Base in effect at the beginning of the Plan Year in which such determination is made will remain constant for all future years.
1.10Credited Service. “Credited Service” means a Participant’s continuing period of employment with a Company (whether or not contiguous), commencing on the first day for which such Participant is paid, or entitled to payment, for the performance of duties with a Company and terminating with the Participant’s final cessation of participation in the Plan. With respect to any full calendar year in which a Participant receives Eligible Earnings in each payroll period as an active employee, he shall be credited with one year of Credited Service. With respect to any partial calendar year in which a Participant receives Eligible Earnings as an active employee (such as the calendar year in which employment commences or participation ceases) he shall be credited with a fraction of a year of Credited Service, in the same proportion that the number of payroll periods during such calendar year that he received Eligible Earnings as an active employee bears to the total number of payroll periods during such year. All partial years of Credited Service shall be aggregated so that a Participant receives credit for all periods of employment regardless of whether the Credited Service is interrupted. Credited Service shall also include, and a Participant shall be credited with, such additional periods of time, if any, as may have been agreed upon by the Participant and a Company in connection with the Participant’s employment, termination or otherwise. Notwithstanding any other provision of this Plan, for purposes of calculating a Participant’s benefit hereunder, Credited Service shall not include any period of service with a Company for which a Participant has received a payment hereunder, or under the Excess Pension Plan, the NuStar SERP, the NuStar Excess Pension Plan, the Ultramar Diamond Shamrock Corporation Supplemental Executive Retirement Plan, or a lump sum payment made prior to January 1, 2002 under the Ultramar Diamond Shamrock Corporation Employees’ Retirement Plan.
1.11Eligible Earnings. “Eligible Earnings” means all compensation paid or payable by a Company to the employee in the form of base salary or wages and annual performance related bonuses (whether paid or payable in cash or securities or any combination thereof), including therein any amounts of such base salary or wages and annual bonuses earned which, at the employee’s election, in lieu of a cash payment to him, are contributed to a Plan of Deferred Compensation maintained by the Company. During a leave of absence from work, with or without pay, such as disability leave of absence or personal leave of absence, the Participant’s base rate of pay in effect immediately prior to the leave of absence and his most recent annual bonus amount earned shall be used in computing his Eligible Earnings.
1.12Final Average Compensation. “Final Average Compensation” means a Participant’s average monthly Eligible Earnings from any Company for the thirty-six consecutive calendar months that give the highest average monthly rate of Eligible Earnings for the Participant out of all calendar months next preceding the earliest of (a) the date upon which a Participant becomes ineligible for participation in this Plan pursuant to Section 2.2; (b) his Retirement; or (c) the termination of the Plan.
1.13Monthly Covered Compensation. “Monthly Covered Compensation” means the quotient resulting from dividing Covered Compensation by 12.
1.14Monthly FICA Amount. “Monthly FICA Amount” means the quotient resulting from dividing by 12 the Taxable Wage Base in effect or assumed to be in effect at the beginning of the calendar year in which a Participant attains social security retirement age (as defined in Section 415(b)(8) of the Code).
1.15Normal Retirement Date. “Normal Retirement Date” means the first day of the month coincident with or next following the date on which the Participant attains the age of 65 years.
1.16NuStar. “NuStar” means NuStar GP, LLC, formerly known as Valero GP, LLC.
1.17NuStar Excess Pension Plan. “NuStar Excess Pension Plan” means the NuStar Excess Pension Plan, as amended from time to time, or any successor plan.
1.18NuStar SERP. “NuStar SERP” means the NuStar Supplemental Executive Retirement Plan, as amended from time to time, or any successor plan.
1.19Participant. “Participant” means either (a) an employee of a Company who is eligible for and is participating in the Plan or (b) a former employee of a Company who is eligible to receive benefits under the Plan upon such former employee’s Retirement.
1.20Plan. “Plan” means the Valero Energy Corporation Supplemental Executive Retirement Plan as set forth in this document, as amended from time to time.
1.21Plan of Deferred Compensation. “Plan of Deferred Compensation” means the Valero Energy Corporation Executive Deferred Compensation Plan, any successor, alternative or additional nonqualified plan of deferred compensation, and any contributions made under a salary reduction agreement to a Code Section 125 cafeteria plan or Code Section 401(k) cash or deferred arrangement maintained by the Company.
1.22Plan Year. “Plan Year” means the calendar year.
1.23Retirement. “Retirement”, “Retires”, “Retire” or “Retired” means the first day of the month coincident with or next following the date that a Participant incurs a Separation from Service after having attained at least age 55 and completing at least five (5) years of Credited Service.
1.24Rules. “Rules” means the Commercial Arbitration Rules of the American Arbitration Association in effect at the date of commencement of any arbitration hereunder.
1.25Securities Act. “Securities Act” means the Securities Exchange Act of 1934, as amended from time to time.
1.26Separation from Service. “Separation from Service” means a separation from service within the meaning of Code section 409A.
1.27Subsidiary. “Subsidiary” means (i) any corporation 50% or more of whose stock having ordinary voting power to elect directors (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned, directly or indirectly, by Valero, and (ii) any partnership, association, joint venture or other entity in which, Valero, directly or indirectly, has a 50% or greater equity interest at the time.

1.28Surviving Spouse. “Surviving Spouse” means the spouse of a Participant who is eligible to receive a Qualified Preretirement Survivor Annuity benefit under the Valero Pension Plan.
1.29Trust. “Trust” or “Trust Agreement” shall mean the Valero Energy Corporation Supplemental Executive Retirement Plan Trust as is created by the terms and conditions of said Trust and as may be amended from time to time.
1.30Trustee. “Trustee” means collectively one or more persons or corporations with trust power which have been appointed by the Committee and have accepted the duties of Trustee of the Trust and any and all successor or successors appointed by Valero.
1.31Valero. “Valero” means Valero Energy Corporation, the sponsor of this Plan, and its successors.
1.32Valero Pension Plan. “Valero Pension Plan” means the Valero Energy Corporation Pension Plan, a defined benefit plan qualified under Section 401(a) of the Code, as it may be amended from time to time and any successor qualified defined benefit plan.
1.33Valero Pension Plan Benefit. “Valero Pension Plan Benefit” means the amount of the benefit payable from the Valero Pension Plan (as determined by the actuary for the Valero Pension Plan) under the Formula Provision of Article 4 of the Valero Pension Plan and the Cash Balance Provision of Article 5 of the Valero Pension Plan, as applicable, and as such Articles may be amended from time to time.
ARTICLE II
ELIGIBILITY
2.1Eligibility. An employee shall become a Participant in the Plan as of the date he is selected by the Committee for inclusion as a Participant in the Plan. Ongoing eligibility and participation of Participants shall be determined by the Committee in its sole discretion, and no employee shall have a right to initial or ongoing participation in this Plan.
2.2Frozen Participation. If, at any time, the Committee determines that an employee who is a Participant is no longer eligible to continue to participate, and such employee is still employed by a Company, his Accrued Benefit will be frozen as of the last day of the Plan Year prior to the Plan Year during which he initially became ineligible to participate. He will later be entitled to that frozen Accrued Benefit upon his Retirement (if, at the time of such Retirement, his Accrued Benefit is vested), subject to the requirements of Articles III and IV. The frozen Accrued Benefit will be payable at the time and in the form set forth in Article IV.
Notwithstanding the foregoing provisions, in the event that the Participant has, as of the date of his Retirement, accrued a vested benefit in the Valero Energy Corporation Excess Pension Plan which is greater than his frozen accrued benefit hereunder, such Participant shall be entitled to receive his accrued benefit under the Valero Energy Corporation Excess Pension Plan, and shall not be eligible for any benefits hereunder. Under no circumstances shall a Participant be entitled to benefits under both this Plan and the Valero Energy Corporation Excess Pension Plan. The Surviving Spouse of a Participant whose Accrued Benefit is frozen at the time of the Participant’s death shall not be entitled to any death benefit under this Plan. A Participant whose Accrued Benefit is frozen at the time of incurring a disability shall not accrue any further Credited Service either for accrual or vesting purposes after the disability occurs so long as the Participant’s Accrued Benefit in this Plan is frozen. If the frozen Accrued Benefit is less than the benefit which could otherwise be provided without this limitation, then the benefit will not exceed the Participant’s frozen Accrued Benefit. Additionally, if any of the events described in Article VI should occur, the Participant whose Accrued Benefit is frozen shall be subject to having his frozen Accrued Benefit either restricted in amount or forfeited in accordance with Article VI.
2.3Renewed Eligibility. If an employee who is a Participant becomes ineligible to continue to participate but remains employed by a Company, and the Committee later determines that the employee is again eligible to participate, the Participant will be given Credited Service for the intervening period, will have his Final Average Compensation computed as though the freeze had never occurred, and will be treated for all purposes as though he had not had his participation interrupted.
ARTICLE III
VESTING
Except as otherwise set forth herein, a Participant shall vest in his Accrued Benefits only upon the Participant’s death, disability or Retirement. The foregoing notwithstanding, a Participant’s Accrued Benefit shall become fully vested upon: (i) the occurrence of a Change in Control; (ii) termination of the Plan pursuant to Section 9.1; or (iii) the termination of participation in this Plan by the Subsidiary employing the Participant, if such Participant’s participation in the Plan is not promptly continued through employment by another adopting Subsidiary.
Upon a Participant’s Separation from Service for any reason prior to becoming fully vested hereunder, the Participant and any Surviving Spouse shall forfeit any interest in and under this Plan, and shall have no right to any benefit hereunder.
ARTICLE IV
RETIREMENT BENEFIT
4.1Calculation of Retirement Benefit. Subject to the following provisions of this Section 4.1, the provisions of Section 4.3 and Article III; the benefit payable under the Plan shall be an amount equal to the lump sum of the Accrued Benefit payable for life from Normal Retirement Date where the Accrued Benefit is equal to the sum of (i) plus (ii) minus (iii) where (i) equals: 1.60% of the Participant’s Final Average Compensation multiplied by his number of years of Credited Service; (ii) equals .35% multiplied by the product of his years of Credited Service (not to exceed 35 years) times the excess of his Final Average Compensation over the lesser of (a) 1.25 times his Monthly Covered Compensation or (b) the Monthly FICA Amount; and (iii) equals the Participant’s Valero Pension Plan Benefit. The lump sum amount payable hereunder shall be determined using the lump sum actuarial factors provided for, and/or used under, the Valero Pension Plan. Notwithstanding the foregoing, with respect to a Participant’s Retirement on or after July 1, 2023, the interest rate assumption shall be equal to the average of the annual rate of interest as specified by the Commissioner of the Internal Revenue Service pursuant to Section 417(e)(3)(C) of the Code (including pursuant to any revenue rulings, notices, or other guidance published in the Internal Revenue Bulletin) for the sixty-month period ending with the fifth month prior to the Participant’s Retirement. For example, if a Participant’s Retirement is July 1, 2023, the interest rate assumption equals the average of Internal Revenue Service lump sum interest rates from March 2018 to February 2023.

4.2Form and Time of Payment. Except as otherwise specifically provided herein, effective for benefit payments commencing as a result of a Participant’s Retirement on or after January 1, 2008, benefits shall be made in a single lump sum payment as of the Participant’s Retirement. Such lump sum amount shall be calculated as of the Participant’s Retirement by the actuary for the Pension Plan applying actuarial factors used under the Pension Plan (as modified by Section 4.1 with respect to a Participant’s Retirement on or after July 1, 2023), and shall be made as soon as practical following the Participant’s Retirement and, in any event, within ninety (90) days thereafter. In the event that the ninety (90) day period spans two calendar years, the benefit payment shall be made within such ninety (90) day period in the first calendar year.
4.3Modification of Pension. The Committee shall have the right to modify the calculation of the benefit payable as to any Participant as it may desire from time to time; provided, however, that any such modification shall not result in a reduction of the benefit payable below the amount set forth above in Section 4.1. The amount of the benefits payable to a Participant under this Plan may be modified by written agreement entered into between the Participant and a Company and approved pursuant to Section 7.6. If so modified, the provisions of such written agreement shall prevail in determining the amount of the benefits payable to the Participant under this Plan. In addition, benefits payable under this Plan to any Participant shall not affect any other right or entitlement a Participant may have by contract or otherwise, except as may be provided in any such contract.
4.4Delay of Certain Payments. With respect to any Participant who is a “Specified Employee”, as defined in Code section 409A and the regulations and rulings issued thereunder, any benefit that becomes payable by reason of such Participant’s Separation from Service shall not commence prior to the date that is six (6) months following such Participant’s Separation from Service (except to the extent that the payment of such benefit is not subject to Code section 409A, or is subject to an exception to such delay in payment). Such delayed payment shall be made in a single lump sum payment as soon as practical following the expiration of such 6-month delay period (and in any event within ninety (90) days thereof) and shall be calculated as of the Participant’s Separation from Service by the actuary for the Pension Plan applying actuarial factors used under the Pension Plan (as modified by Section 4.1 with respect to a Participant’s Retirement on or after July 1, 2023). In the event that the ninety (90) day period spans two calendar years, the benefit payment shall be made within such ninety (90) day period in the first calendar year. The provisions of this Section 4.4 shall not apply (a) with respect to any benefit that becomes payable due to the death of the Participant, or (b) if, at the time of such Participant’s Separation from Service, no stock of the Company is publicly traded on an established securities market or otherwise.
4.5Application of Code Section 409A Transition Relief Provisions. Notwithstanding any other provision of this Plan, between January 1, 2005 and December 31, 2007, the Plan was administered in compliance with the applicable transition relief provided by the U.S. Treasury Department and the Internal Revenue Service under applicable guidance, including Notice 2005-1, the Temporary Regulations issued under Code section 409A, Notice 2007-78 and Notice 2007-86. Specifically, but without limitation, Participants whose Retirement occurred between January 1, 2005 and December 31, 2007, received or commenced their benefits under this Plan at the time and in the form provided for under the Plan as in effect on October 3, 2004, or pursuant to a special form and time of payment election permitted under such transition relief.

ARTICLE V
DEATH BENEFITS
5.1Death Benefit Prior to Retirement. In the event that a Participant who has attained age 55 and completed five years of Credited Service dies while employed by a Company but has not Retired, the Participant’s Beneficiary shall receive a benefit under the Plan equal to fifty percent (50%) of the amount the Participant would have received under Section 4.1 of the Plan if he had Retired on the date of his death. Such death benefit shall be paid in the form of a single lump sum payment as soon as administratively practical following the Participant’s death (and in any event within ninety (90) days thereafter), and shall be calculated by the actuary for the Pension Plan applying actuarial assumptions used under the Pension Plan (as modified by Section 4.1 with respect to a Participant’s Retirement on or after July 1, 2023). In the event that such ninety (90) day period spans two calendar years, the death benefit payment shall be made within such ninety (90) day period in the second calendar year.
5.2Death Benefit Following Retirement But Prior to Benefit Payment. In the event that a Participant who has Retired dies prior to the payment of the Participant’s benefit under Section 4.2 of the Plan, the Participant’s Beneficiary shall receive the benefit that the Participant would have received under Sections 4.1 and 4.2 of the Plan. Such death benefit shall be paid in the form of a single lump sum payment as soon as administratively practical following the Participant’s death (and in any event within ninety (90) days thereafter). In the event that such ninety (90) days period spans two calendar years, the death benefit payment shall be made within such ninety (90) day period in the second calendar year.
ARTICLE VI
PROVISIONS RELATING TO ALL BENEFITS
6.1Effect of This Article. The provisions of this Article will control over all other provisions of this Plan.
6.2No Duplication of Benefits. It is not intended that there be any duplication of benefits. Therefore, in no event will a Participant and such Participant’s Surviving Spouse qualify for separate benefit payments under Articles IV and V.
6.3Forfeiture Upon Termination for Cause. If the Committee finds, after full consideration of the facts presented on behalf of both the Company and a Participant, that the Participant was discharged by a Company for fraud, embezzlement, theft, commission of a felony, proven dishonesty in the course of his employment by a Company which damaged the Company, or for disclosing trade secrets of a Company, the entire Accrued Benefit of the Participant will be forfeited even though it may have been previously vested, and the Participant and any Surviving Spouse shall have no right to a benefit hereunder. The decision of the Committee as to the cause of a former Participant’s discharge and the damage done to the Company will be final and binding on all parties. No decision of the Committee will affect the finality of the discharge of the Participant by the Company in any manner. Notwithstanding the foregoing, no forfeiture should be permitted pursuant to this Section following Plan termination or a Change in Control unless pursuant to arbitration consistent with the provisions of Section 11.3.
6.4Forfeiture for Competition. If the Committee finds, after full consideration of the facts presented on behalf of the Company and a Participant, that the Participant, at any time within two years following his termination of employment from all Companies and without written consent of a Company, directly or indirectly owns, operates, manages, controls or participates in the ownership (other than through ownership of less than 5% of the voting equity securities or other interests of a publicly traded entity), management, operation or control of or is employed by, or is paid as a consultant or other independent contractor by a business which competes with the Company, and if the Participant continues to be so engaged sixty (60) days after written notice has been given to him: (a) the Participant shall, upon the demand of the Committee, repay to Valero the full amount of the payment previously made to the Participant hereunder; or (b) if the Participant has not yet received the payment of his vested Accrued Benefit, the Participant and any Surviving Spouse shall forfeit any rights under this Plan and shall not be entitled to receive any benefit hereunder.
6.5Expenses Incurred in Enforcing the Plan. Valero will pay a Participant for all reasonable legal fees and expenses incurred by him in successfully contesting or disputing his termination of employment by a Company or in successfully seeking to obtain or enforce any benefit provided by this Plan if such termination occurs or a benefit is payable following a Change in Control. Any such fees and expenses shall be paid to the Participant as soon as reasonably practical after they are incurred by the Participant and, in any event, by no later than the end of the year following the year in which they are incurred by the Participant.
6.6No Restrictions on any Portion of Benefits Determined to be Excess Parachute Payments. Notwithstanding that any benefit received or to be received by a Participant in connection with a Change in Control, or the termination of his employment by a Company, would not be deductible, whether in whole or in part, by a Company or any affiliated company, as a result of Section 280G of the Code, the benefit payable under this Plan shall nevertheless not be reduced.
ARTICLE VII
ADMINISTRATION
7.1Committee Appointment. The members of the Human Resources and Compensation Committee of the Board of Directors shall serve as the Committee; provided, that the Board of Directors will have the sole discretion to remove any one or more Committee members and appoint one or more replacement or additional Committee members from time to time. Each Committee member will serve until his or her resignation or removal.
7.2Committee Organization and Voting. The Committee shall be organized and shall conduct its business in accordance with the bylaws of Valero, provided, however, that a member of the Committee who is also a Participant will not vote or act on any matter relating to himself or which is otherwise reasonably likely to enhance the benefits payable to such Participant hereunder.
7.3Powers of the Committee. The Committee will have the exclusive responsibility for the general administration of this Plan according to the terms and provisions of this Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:
(a)to make rules and regulations for the administration of this Plan;
(b)to construe all terms, provisions, conditions and limitations of this Plan;
(c)to correct any defect, supply any omission or reconcile any inconsistency that may appear in this Plan;

(d)to determine all controversies relating to the administration of this Plan, including but not limited to:
(1)differences of opinion arising between a Company and a Participant except when the difference of opinion relates to the entitlement to, the amount of or the method or timing of payment of a benefit affected by a Change of Control, in which event it shall be decided only pursuant to arbitration as set forth in Section 11.3, and
(2)any question it deems advisable to determine in order to promote the uniform administration of this Plan for the benefit of all interested parties; and
(e)to delegate powers of investment and administration, as well as those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of this Plan.
7.4Committee Discretion. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan may use its sole discretion and judgment. Any decision made or any act or omission, by the Committee in good faith shall be final and binding on all parties and, except as otherwise set forth in Sections 6.4, 6.5 and 7.3(d)(1), shall not be subject to de novo review.
7.5Reliance Upon Information. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s actuary, the Company’s independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.
7.6Approval of Benefit Modifications. The Chief Executive Officer (“CEO”) of Valero shall have authority to approve enhancements to the Credited Service, or other modifications to the benefits, of any Participant or prospective Participant under the Plan in connection with the employment, retention, retirement or termination of a Participant; provided however, that any such modification made with respect to the benefits of the CEO or President of Valero shall be recommended to and approved by the Board of Directors.
ARTICLE VIII
ADOPTION BY SUBSIDIARIES
8.1Procedure for and Status After Adoption. Any Subsidiary of Valero at the date of adoption of this Plan, and any entity becoming a Subsidiary of Valero after such date of adoption, may adopt this Plan by appropriate action of its board of directors or other governing body. Any power reserved under this Plan to the Company may be exercised separately by each such Subsidiary adopting the Plan; provided, however, that (i) powers reserved under this Plan to the Board of Directors or the Committee shall be exercised only by the Board of Directors of Valero or Committee thereof and (ii) powers reserved under this Plan to Valero shall be exercised only by Valero. Each Subsidiary adopting the Plan delegates to Valero exclusive administrative responsibility for the Plan. However, Valero may allocate the costs of Plan benefits among the Companies in any reasonable manner such that each Company shall bear the costs of participation by those Participants who are or were employees of such Company. Each Subsidiary, by adopting this Plan, and in consideration of the like undertakings of the other adopting Subsidiaries, agrees that the obligations and liabilities of the Company(ies) for the payment of benefits to any Participants (and to any person claiming through a Participant) hereunder shall be the joint and several obligation of each Subsidiary adopting the Plan, not solely of the Company employing or previously employing a Participant. Accordingly, each such adopting Subsidiary agrees that, to the extent permitted under-Section 10.4, each Participant (and any person claiming through a Participant) shall have recourse and a right of action to enforce benefits payable under this Plan against any and all Companies contemporaneously participating in the Plan during the period of such Participant’s Credited Service.
8.2Termination of Participation By Adopting Subsidiary. Any Subsidiary adopting this Plan may, by appropriate action of its board of directors or other governing body, terminate its participation in this Plan. The Committee may, in its discretion, also terminate a Subsidiary’s participation in this Plan at any time. The termination of the participation in this Plan by a Subsidiary will not, however, affect the rights of any Participant who is working or has worked for the Subsidiary as to benefits previously vested under Article III of this Plan.
8.3Spinoff Plan. Notwithstanding the foregoing, effective as of July 1, 2006, all benefits accrued under this Plan with respect to Participants employed by NuStar were spun off into the NuStar SERP. In this regard, effective as of July 1, 2006, NuStar established what is now known as the NuStar Pension Plan, a defined benefit plan qualified under Code section 401(a), which will provide benefits to eligible employees of NuStar with respect to service earned by eligible employees of NuStar and its participating affiliated companies from and after July 1, 2006. It is the intent of the Company that the NuStar SERP assumed the current liabilities of this Plan with respect to such NuStar Participants, and shall provide a single supplemental benefit to such employees that is based upon the benefits such Participant receives under the Valero Pension Plan, as well as the NuStar Pension Plan. From and after July 1, 2006, employees of NuStar who had been participating in this Plan ceased participating in this Plan. This Plan shall have no liability of any kind to such individuals. Additionally, from and after July 1, 2006, NuStar ceased being a participating Subsidiary under this Plan.
ARTICLE IX
AMENDMENT AND/OR TERMINATION
9.1Amendment or Termination of the Plan. The Committee may amend or terminate this Plan at any time by an instrument in writing without the consent of any Company.
9.2No Retroactive Effect on Annual Benefits. No amendment will affect the rights of any Participant to the Retirement benefit provided in Article IV previously accrued by the Participant or will change a Participant’s rights under any provision relating to a Change of Control after a Change in Control has occurred without his consent. However, the Board of Directors retains the right at any time to change in any manner the Retirement benefit provided in Article IV but only as to accruals after the date of the amendment.
9.3Effect of Termination. If this Plan is terminated, the accrued benefit of all Participants shall immediately become fully vested, and the benefit of each Participant (determined as of the date of the Plan termination and calculated in the manner provided in this Plan) shall, except as provided in Section 9.4, be paid at the time it would otherwise be paid under the terms of the Plan.
9.4Effect of Change in Control. In the event of a Change in Control, the accrued benefit of all Participants in the Plan shall immediately become fully vested. Additionally, the Committee may,

within the period beginning thirty (30) days prior to the effective date of the Change in Control, and ending twelve (12) months after the effective date of the Change in Control, make an irrevocable decision to terminate the Plan (and all deferred compensation plans maintained by Valero which must be aggregated with the Plan under Code section 409A) and distribute all benefits to Participants. In the event of such termination following a Change in Control, the accrued benefits of each Participant (determined as of the date of Plan termination and calculated in the manner provided for in this Plan) shall be distributed in the form of a lump sum payment within twelve (12) months following the termination of this Plan. In the absence of such Plan termination, a Change in Control shall not alter the time and manner of the payment of benefits hereunder, and all benefits shall be paid at the time and in the manner as they would otherwise be paid in accordance with the provisions of this Plan.
ARTICLE X
FUNDING
10.1Payments from Trust. As set forth in Section 8.1, the Companies are jointly and severally liable to pay the benefits due under this Plan; however should they fail to do so when a benefit is due, the Participant, Surviving Spouse or other person entitled to payment of a benefit hereunder may apply for payment of such benefit to the Trustee of the Trust, which shall pay such benefit in accordance with the provisions of the Trust Agreement. In any event, if the Trust fails to pay for any reason, the Companies shall remain jointly and severally liable for the payment of all benefits provided by this Plan.
10.2Plan May Be Funded Through Life Insurance. It is specifically recognized that Valero may, but is not required to, purchase life insurance so as to accumulate assets sufficient to fund obligations under this Plan and that Valero may, but is not required to contribute any policy or policies it may purchase and any amount it finds desirable to the Trust or any other trust established to accumulate assets to fund obligations under this Plan. However, under all circumstances, the Participants will have no rights in or to any such policies.
10.3Rabbi Trust. Valero may, but shall not be required to, make such contributions to the Trust for the payment of benefits hereunder as Valero may determine in its sole discretion. In the event that assets in the Trust are insufficient to pay a benefit, or in the event that Valero determines not to use Trust assets to pay a benefit, such benefit shall be paid by the Companies, as set forth in Section 10.2 above.
10.4Ownership of Assets; Release. All policies of insurance or other assets contributed to the Trust (or to any other trust established for the purpose of funding benefits hereunder) pursuant to Sections 10.2, 10.3 or otherwise shall be contributed by Valero, and all such policies or other assets shall be owned solely by Valero immediately prior to such contribution. No Company, other than Valero, shall contribute policies or assets to the Trust. As an internal accounting matter, as between Valero and the other Companies, Valero may charge or allocate all or any part of such contributions to other Companies in any reasonable manner determined by Valero in accordance with generally accepted accounting principles, and may record the amounts so allocated as obligations owing among Valero and such Companies. Valero may also allocate or distribute assets received by it from the Trust pursuant to Section 10.5 hereof to other Companies in any reasonable manner determined by Valero in accordance with generally accepted accounting principles. However, notwithstanding the fact that a Company may be deemed to have a claim against Valero with respect to such contributions or distributions, no Company (other than Valero) shall at any time own or be deemed to own or have any contingent, reversionary or other beneficial interest in any portion of the policies and other assets held in the Trust or any claim, against the Trustee or otherwise, with respect thereto. Each Company (other than Valero), by its adoption of this Plan, and in consideration of the mutual covenants herein contained, for itself, its successors, assigns, representatives, administrators, trustees and other persons claiming by, through or under such Company, hereby irrevocably and forever releases and relinquishes (i) any and all rights, claims and interests (beneficial, reversionary, actual, contingent or otherwise), known or unknown, asserted or unasserted, which it has or may have, or may hereafter have, in or with respect to the Trust, the Trust Fund (as such term is defined in the Trust Agreement) and the policies and assets now or hereafter from time to time contributed or contributable thereto, held therein or thereby, or distributable therefrom or thereby, and (ii) any claim, demand, action or cause of action whatsoever which it has or may have, or may hereafter have, against the Trustee, its successors or assigns, with respect thereto.
10.5Reversion of Excess Assets. Assets held pursuant to the Trust shall not be loaned to any Company. However, Valero may, at any time, request the actuary who last performed the annual actuarial valuation of the Valero Pension Plan to determine the Actuarial Equivalent of the Accrued Benefits, assuming the Accrued Benefits to be fully vested (whether they are or not), as of the end of the previous Plan Year. If the fair market value of the assets held in the Trust, as determined by the actuary, exceeds the Actuarial Equivalent of the Accrued Benefits of all such Participants by not less than 25%, then Valero may direct the Trustee to return to Valero that part of the assets which is in excess of 125% of the Actuarial Equivalent of the Accrued Benefits. Additionally, Valero may direct the Trustee to return to Valero any assets of the Trust in order to comply with any legal requirement or to avoid any unintended tax or other adverse consequences as determined by the Committee. Following the termination of the Plan and the final distribution of all Accrued Benefits and the full satisfaction of all obligations of the Plan and the Trust, any remaining assets in the Trust shall revert to Valero.
10.6Repurchase of Valero Stock. In order to facilitate diversification of Plan assets, Valero shall be entitled, from time to time, upon notice to the Trustee, to repurchase shares of Valero equity securities held in the Trust. Such repurchases shall be made for cash or in exchange for other assets having a fair market value, as determined by the Trustee, equal to the fair market value of such Valero securities at such date of purchase.
10.7Participants Must Rely Only on General Credit of the Companies. The provisions of Sections 10.2 and 10.3 notwithstanding, it is specifically recognized by the Companies and the Participants that this Plan is an unsecured corporate commitment and that each Participant (and any Surviving Spouse or other person claiming through a Participant) must rely upon the general credit of the Companies for the fulfillment of their obligations under this Plan. Nothing contained in this Plan or in the Trust Agreement will constitute a representation, covenant or guarantee by any Company that the policies and assets transferred to the Trust (or any other trust established for the purpose of funding benefits hereunder) or the general assets of such Company (or Companies) will be sufficient to pay any or all benefits under this Plan. Neither this Plan nor the Trust creates any secured or priority position, preferential right, lien, claim, encumbrance, right, title or other interest of any kind in any Participant in any policy or other asset held by any Company, contributed to the Trust (or any other trust established for the purpose of funding benefits hereunder) or otherwise designated to be used for payment of any obligations created in this Plan. No policy or other specific asset of any Company has otherwise been or will be set aside, or has been or will be pledged in any way for the performance of obligations under this Plan, which would remove the policy or asset from being subject to the claims of the general creditors of the respective Company. The Trust Agreement (and any other agreement entered into to fund obligations under this Plan) shall specify that, with respect to their benefits under this Plan, the Participants (and any Surviving Spouse or other person claiming through a Participant) are only unsecured general creditors.

ARTICLE XI
MISCELLANEOUS
11.1Responsibility for Distributions and Withholding of Taxes. Valero shall calculate the amount of any distribution payable to a Participant hereunder, and the amounts of any deductions required with respect to federal, state or local tax withholding, and shall withhold or cause the same to be withheld. However, any and all taxes payable with respect to any distribution or benefit hereunder shall be the sole responsibility of the Participant, not of Valero or any Company, whether or not Valero or any Company shall have withheld or collected from the Participant any sums required to be so withheld or collected in respect thereof and whether or not any sums so withheld or collected shall be sufficient to provide for any such taxes. Without limitation of the foregoing, and except as may otherwise be provided in any separate employment, severance or other agreement between the Participant and any Company, the individual Participant or Surviving Spouse, as the case may be, shall be solely responsible for payment of any excise, income or other tax imposed (i) upon any payment hereunder which may be deemed to constitute an “excess parachute payment” pursuant to Section 4999 of the Code, or (ii) based upon any theory of “constructive receipt” of any lump-sum or other amount hereunder.
11.2Limitation of Rights. Nothing in this Plan will be construed:
(a)to give a Participant or other person claiming through him any right with respect to any benefit except in accordance with the terms of this Plan or an agreement modifying rights under this Plan;
(b)to limit m any way the right of the Company to terminate a Participant’s employment with the Company at any time;
(c)to evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration; or
(d)to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor.
11.3Arbitration of Disputes.
A.It is agreed that any and all disputes, claims, (whether tort, contract, statutory or otherwise) and/or controversies which relate, in any manner to the Plan shall be submitted to final and binding arbitration. The claims covered by this agreement to arbitrate include, but are not limited to, those which relate to the following:
a.The application and interpretation of the Plan.
b.Forfeitures pursuant to Section 6.5 or 6.6 of the Plan.
c.Eligibility for and the calculation of benefits from the Plan.
d.That in interpreting or applying the provisions of the Plan, the Company has treated the Participant unfairly or discriminated against the Participant in connection with a work-related injury, disease or death, or claim for benefits under the Plan in violation of the Texas

Commission on Human Rights Act, Title VII of the Civil Rights Act of 1964, as amended, The Equal Pay Act of 1963, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, as amended, or any other provision forbidding discrimination in employment on any basis.
e.That Valero or the Committee in interpreting or applying the provisions of the Plan, breached any contract or covenant (express or implied), committed a tort or act of discrimination (including, but not limited to race, sex, religion, national origin, age, marital status, or medical condition, handicap or disability), or violated any federal, state or other governmental law, statute, regulation, or ordinance.
f.That a Company has discharged or in any manner discriminated against the Participant because the Participant in good faith filed a claim, hired a lawyer to represent him or her in a claim, instituted, or caused to be instituted, in good faith, any proceeding under the Plan or the TWCA, or has testified in any such proceeding.
B.This Arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-14. Except to the extent herein modified, all arbitration proceedings shall be conducted in accordance with the Rules. The parties hereto agree that, pursuant to Section 9 of the Federal Arbitration Act, a judgment of the United States District Court for the Western District of Texas, San Antonio Division, or of any other court of competent jurisdiction, may be entered upon an award made pursuant to arbitration.
C.The neutral arbitrator (“Arbitrator”) shall be appointed in the manner prescribed in Rule 13 of the Rules. The decision of the Arbitrator selected thereunder shall be final and binding on all parties.
D.Except as may be modified by the Arbitrator for good cause shown, the following procedures shall be followed in addition to those set forth within the Rules themselves. (1) At least twenty (20) days before the arbitration, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration. Except for good cause, the Arbitrator may refuse to allow into evidence the testimony of any witness not timely disclosed. In addition, except for good cause, the Arbitrator may exclude from evidence any exhibit not previously tendered to the opposing party in a timely fashion. (2) Each party may take the deposition of one individual and any or all expert witnesses designated by another party. Additional discovery, including but not limited to interrogatories and requests for production of documents, medical or psychological examinations, may be had, upon a showing of substantial need, where the Arbitrator so orders. (3) The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas, or federal law or both as applicable to the claim(s) asserted. (4) The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. (5) Rule 31 of the Rules is amended to allow for the use of sworn depositions taken in conformity with the Federal Rules of Civil Procedure. (6) The results of the arbitration shall be confidential and shall not be publicly released or reported by the Arbitrator or by either party.
E.The Participant (or other person claiming through him) shall pay one half of the fees and cost of the Arbitrator. Funds or other appropriate security shall be posted by each party for its share of the Arbitrator’s fee, in an amount and manner determined by the Arbitrator, ten (10) days before the first day of hearing. Each party shall pay for its own cost and attorney’s fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorney’s fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party.
F.This agreement to arbitrate shall survive the termination of Participant’s employment. It can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify the provisions of this Section 11.3.
G.Should one or more provisions of this Section 11.3 be rendered or declared invalid by reason of any existing or subsequently enacted legislation, or by a decree of a court of competent jurisdiction, such invalidation of such provision or provisions hereof shall not affect the remaining portions of this agreement to arbitrate.
H.Any arbitration proceeding commenced under this Section 11.3 shall, to the extent practicable, be consolidated with any arbitration proceeding relating to the same or similar facts and circumstances between the Trustee and Valero pursuant to the Trust Agreement.
11.4Distributions to Incompetents. Should a Participant or a Surviving Spouse be incompetent at the time any payment is due hereunder, as determined by the Committee in its sole discretion, Valero is authorized to make such payment to the guardian or conservator of the incompetent Participant or Surviving Spouse or directly to the Participant or Surviving Spouse or to apply those funds for the benefit of the incompetent Participant or Surviving Spouse in any manner the Committee determines in its sole discretion.
11.5Nonalienation of Benefits. No right or benefit provided in this Plan will be transferable by the Participant, except upon his death to a Surviving Spouse as provided in this Plan. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Surviving Spouse becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have Valero hold or apply the right or benefit or any part of it to the benefit of the Participant or Surviving Spouse, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so. Notwithstanding the foregoing, this provision shall not affect the right of the Committee or its delegate for administration (upon the determination that a judgment, decree or order relating to child support, alimony payments or marital property rights of the spouse, former spouse, child or other dependent of the Participant is a “Qualified Domestic Relations Order” within the meaning of Code section 414(p)), to distribute or establish a separate subaccount of all or any portion of a Participant’s benefits under the Plan to or for the benefit of the beneficiary of the Qualified Domestic Relations Order in a manner determined by the Committee, or its delegate, and permitted under the Plan.
11.6Severability. If any term, provision, covenant or condition of this Plan is held to be invalid, void or otherwise unenforceable, the rest of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.
11.7Notice. Any notice or filing required or permitted to be given to a Company, the Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of Valero, acting on behalf of the Company or Committee, or to the residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.
11.8Gender and Number. If the context requires it, words of one gender when used in this Plan will include the other gender, and words used in the singular or plural will include the other.
11.9Administration and Interpretation Consistent with Code Section 409A. The Plan, as amended and restated, is intended to satisfy the requirements of Code section 409A and the rules and regulations issued thereunder, and shall be construed, interpreted and administered consistent with such intent.
11.10Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.
11.11Effective Date. Except as otherwise provided herein, this amendment and restatement of the Plan is effective as of July 1, 2023.
IN WITNESS WHEREOF, Valero has executed this amendment and restatement of the Supplemental Executive Retirement Plan on July 25, 2023, to be effective as of July 1, 2023.
VALERO ENERGY CORPORATION

By:	/s/ Julia Reinhart
Julia Reinhart,
Senior Vice President and Chief Human
Resources Officer